Exhibit 99

Retractable Technologies, Inc. Reports Results for the Year 2015

Little Elm, Texas, April 1, 2016—Retractable Technologies, Inc. (NYSE MKT: RVP) reports the following results of operations for the twelve months ended December 31, 2015 and 2014, respectively.

Comparison of Year Ended

December 31, 2015 and Year Ended December 31, 2014

Domestic sales accounted for 77.9% and 80.1% of the revenues in 2015 and 2014, respectively.  Domestic revenues decreased 16.7% principally due to reduced flu demand.  Domestic unit sales decreased 17.6%.  Domestic unit sales were 67.0% of total unit sales for 2015.  International revenues decreased from $6.9 million in 2014 to $6.5 million in 2015, primarily due to more restrictive qualification requirements by the Company.  Overall unit sales decreased 11.9%. Our international orders may be subject to significant fluctuation over time.  Such orders may fluctuate due to health initiatives at various times as well as economic conditions.

Cost of sales decreased $3.3 million principally due to lower volumes.  Royalty expense decreased $251 thousand due to decreased gross sales.  Gross profit margins increased from 34.8% in 2014 to 35.8% in 2015.

Operating expenses decreased 2.9% from the prior year due to decreased Medical Device Excise Taxes attributable to refunds, lower compensation costs, and lower travel and entertainment costs.

A non-recurring recognition of $7,724,826 received from BD in the second quarter of 2015 pursuant to a patent infringement case had a significant impact on 2015 income.  Recognizing this payment also significantly decreased 2015 current liabilities on the Balance Sheet.

The loss from operations was $3.2 million in 2015 compared to an operating loss of $2.2 million in 2014.

Earnings per share were positively affected by our acquisition of 200,000 shares of IV Class B convertible preferred stock.  This preferred stock was purchased from a stockholder as of November 30, 2015.  The shareholder was issued 728,000 shares of our Common Stock as consideration and agreed to waive all unpaid dividends in arrears associated with the tendered preferred stock, equaling $3.1 million.  Under the guidelines of ASC 260-10-S99-2, Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock, we reflected the gain on extinguishment of this preferred stock in net income per common stockholder used to calculate earnings per share.  This accounting treatment had the effect of increasing the income applicable to common shareholders by $2.3 million in 2015 which had a material effect on the determination of earnings per share.  As a result, Basic earnings per share was $0.21 for 2015.

Cash flow from operations was a negative $3.3 million for 2015 due primarily to the loss from operations and changes in working capital, namely increased inventories and other current assets, mitigated by a decrease in Accounts receivable and an increase in Accounts payable.

Further details concerning the results of operations as well as other matters are available in the Company’s Form 10-K filed on March 30, 2016 with the U.S. Securities and Exchange Commission.

RTI manufactures and markets VanishPoint® and Patient Safe® safety medical products. The VanishPoint® syringe, blood collection, and IV catheter products are designed to prevent needlestick injuries and product reuse by retracting the needle directly from the patient, effectively reducing exposure to the contaminated needle. Patient Safe® syringes are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. RTI’s products are distributed by various specialty and general line distributors.

For more information on RTI, visit our website at www.vanishpoint.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect our current views with respect to future events. We believe that the expectations reflected in such forward-looking statements are accurate. However, we cannot assure you that such expectations will materialize. Our actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain liquidity; our maintenance of patent protection; the impact of current and future Court decisions regarding current litigation; our ability to maintain favorable third party manufacturing and supplier arrangements and relationships; our ability to quickly increase capacity in response to an increase in demand; our ability to access the market; our ability to maintain or lower production costs; our ability to continue to finance research and development as well as operations and expansion of production; the impact of larger market players, specifically Becton, Dickinson and Company, in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in RTI’s periodic reports filed with the U.S. Securities and Exchange Commission.

Retractable Technologies, Inc.

Douglas W. Cowan, 888-806-2626 or 972-294-1010

Vice President and Chief Financial Officer